Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

June 13, 2013

From:	Credit Suisse ETN Desk <etn.desk@creditsuisse.com>
Subject:	Final reminder for the Live Webcast: Innovation in Commodities: Launch of the
Credit Suisse CSCB and CSCR Exchange Traded Notes
Attachments:	Innovation in Commodities: Launch of the Credit Suisse CSCB and CSCR Exchange
Traded Notes

This is a final reminder for the following Live Webcast. The webinar will start on time. Please join at least 5 minutes prior to the starting time so that you don't miss valuable information.

An outlook reminder is attached if you wish to add this to your calendar.

Innovation in Commodities: Launch of the Credit Suisse CSCB and CSCR Exchange Traded Notes

Date: Wednesday, June 13, 2013
Time: 1:00pm ET
Duration: 1 Hour
Location: http://www.media-server.com/m/p/zsabhak3

Webcast Tips:

•	Please be sure to disable pop up blockers to ensure easy viewing
•	Make sure your computer speakers are turned on and volume is turned up
•	If you experience buffering or other connectivity issues, press F5 on your keyboard to refresh the webcast player
•	To enlarge the slide presentation click the “squares” on the bottom right corner of the slide window

If you are having trouble accessing the webcast, please be sure to click on the link below for frequently asked questions and a system check:

http://edge.media-server.com/m/player/help/faq.php?lan=en

Please use the dial-in information below if you are unable to attend the live webcast and would like to listen via phone:

US Toll Free Number: 1.866.515.2911
International Number: 1.617.399.5125
Passcode: 93134034

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of the ETNs. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 23, 2012, and the Prospectus dated March 23, 2012, to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

Subject:	Innovation in Commodities: Launch of the Credit Suisse CSCB and CSCR Exchange
Traded Notes
Location:	http://www.media-server.com/m/p/zsabhak3

Start:	Thu 6/13/2013 1:00 PM
End:	Thu 6/13/2013 2:00 PM

Recurrence:	(none)

Organizer:	Prashad, Nadya

Innovation in Commodities: Launch of the Credit Suisse CSCB and CSCR Exchange Traded Notes

Date: Wednesday, June 13, 2013
Time: 1:00pm ET
Duration: 1 Hour
Location: http://www.media-server.com/m/p/zsabhak3

Webcast Tips:

•	Please be sure to disable pop up blockers to ensure easy viewing
•	Make sure your computer speakers are turned on and volume is turned up
•	If you experience buffering or other connectivity issues, press F5 on your keyboard to refresh the webcast player
•	To enlarge the slide presentation click the “squares” on the bottom right corner of the slide window

If you are having trouble accessing the webcast, please be sure to click on the link below for frequently asked questions and a system check:

http://edge.media-server.com/m/player/help/faq.php?lan=en

Please use the dial-in information below if you are unable to attend the live webcast and would like to listen via phone:

US Toll Free Number: 1.866.515.2911
International Number: 1.617.399.5125
Passcode: 93134034